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                       FIRST AMENDMENT TO RIGHTS AGREEMENT

FIRST AMENDMENT dated as of October 7, 2003 (this "AMENDMENT") to that certain Rights Agreement (the "AGREEMENT") dated as of September 3, 1998 between Gadzooks, Inc., a Texas corporation (the "COMPANY"), and Mellon Investor Services, LLC, as successor to ChaseMellon Shareholder Services, L.L.C., as rights agent (the "RIGHTS AGENT"). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Agreement.

         WHEREAS, the Company desires to issue and sell 5% Convertible Subordinated Notes in a private placement with certain investors (the "PRIVATE PLACEMENT"); and

         WHEREAS, Liberty Wanger Asset Management, L.P. ("LIBERTY WANGER"), together with its affiliates, currently beneficially owns approximately 14.76% of the outstanding shares of common stock, par value $0.01 per share of the Company; and

         WHEREAS, Liberty Wanger desires to participate in the Private Placement, which would cause it to be an "Acquiring Person" under the Agreement; and

         WHEREAS, the Company deems this Amendment to the Agreement to be necessary and desirable and in the best interests of the holders of the Rights and has duly approved this Amendment; and

         WHEREAS, no event has occurred that would cause any Person to be deemed an Acquiring Person; and

         WHEREAS, Section 27 of the Agreement permits the Company at any time before any Person becomes an Acquiring Person to amend the Agreement in the manner provided herein.

         NOW, THEREFORE, the Agreement is hereby amended as follows:

         Section 1. AMENDMENT OF SECTION 1. The definition of "Acquiring Person" in Section 1(a) of the Agreement is hereby amended by inserting the following sentence immediately after the second sentence of such definition:

                  "Notwithstanding the foregoing, neither the Liberty Wanger Group nor any member thereof shall be an Acquiring Person unless and until the Liberty Wanger Group or any one or more members thereof becomes the Beneficial Owner of 25% or more of the Common Shares of the Company then outstanding. For purposes hereof, "Liberty Wanger Group" means Liberty Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Liberty Acorn Trust and their respective Affiliates and Associates."

         Section 2. FULL FORCE AND EFFECT. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect unamended and in accordance with the provisions thereof on the date hereof. This Amendment and the Agreement, as hereby amended, shall constitute one and the same instrument.




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         Section 3. GOVERNING LAW. This Amendment, the Agreement and each Rights
Certificate issued hereunder or thereunder shall be deemed to be a contract made under the laws of the State of Texas and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

         Section 4. COUNTERPARTS. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                            [SIGNATURE PAGE FOLLOWS]




                                        2
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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

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
                                                              GADZOOKS, INC.


Attest:   /s/ Kim Hernandez                          By:       /s/ James A. Motley
         -----------------------------------                  --------------------------------------------
         Name:    Kim Hernandez                               Name:    James A. Motley
         Title:   Controller                                  Title:   Vice President & CFO




                                                              MELLON INVESTOR SERVICES LLC


Attest:   /s/ Patricia T. Knight                     By:       /s/ David M. Cary
         -----------------------------------                  --------------------------------------------
         Name:    Patricia T. Knight                          Name:    David M. Cary
         Title:   Client Service Manager                      Title:   Vice President
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